Exhibit 99.1

Travelport Worldwide Limited Reports Fourth Quarter and Full Year 2018 Results

LANGLEY, U.K., February 22, 2019 — Travelport Worldwide Limited (NYSE: TVPT) today announced its financial results for the fourth quarter and full year ended December 31, 2018.

Key Points (for full year 2018 unless stated otherwise)

•Net revenue increased 4% to $2,551 million, including Travel Commerce Platform revenue growth of 5% to $2,454 million

•Net income decreased 46% to $75 million; Adjusted EBITDA was flat at $590 million

•Income per share (diluted) decreased 50% to $0.57; Adjusted Income per Share (diluted) increased 1% to $1.46

•Payment Solutions (eNett) net revenue grew 63% to $315 million

•Net cash provided by operating activities increased 15% to $364 million; Free Cash Flow increased 10% to $220 million

•Fourth quarter net revenue increased 3% to $589 million; net income decreased 93% to $3 million; and Adjusted EBITDA increased 1% to $140 million

Gordon Wilson, President and CEO of Travelport, commented:

“I am pleased to report that we ended the year with all of our full year key financial performance measures either in line with or better than management expectations and guidance.  We also made significant operational progress across our four customer priorities of delivering superior choice, performance, experiences and intelligence in travel and payments.

In December, we announced we entered into a definitive merger agreement to be acquired by affiliates of Siris Capital Group, LLC and Evergreen Coast Capital Corp.  We continue to work towards finalizing the merger, which currently is expected to close in the first half of this year.”

	Three Months Ended			Year Ended
	December 31,			December 31,
(in $ thousands, except per share amounts)	2018	2017	Change	2018	2017	Change
Net revenue	588,633	573,567	3%	2,551,064	2,447,279	4%
Operating income	52,822	53,277	(1)%	216,894	289,274	(25)%
Net income	3,067	45,370	(93)%	75,173	140,280	(46)%
Income per share – diluted	$0.02	$0.37	(95)%	$0.57	$1.13	(50)%
Adjusted EBITDA	139,704	138,017	1%	590,117	590,013	—
Adjusted Operating Income	81,732	83,141	(2)%	349,943	351,606	—
Adjusted Net Income	39,719	44,140	(10)%	186,625	181,174	3%
Adjusted Income per Share – diluted	$0.31	$0.35	(11)%	$1.46	$1.44	1%
Net cash provided by operating activities	78,929	43,320	82%	364,364	317,662	15%
Free Cash Flow	43,532	4,998	*	219,731	200,148	10%
Cash dividend per share	$0.075	$0.075	—	$0.300	$0.300	—

* Percentage calculated not meaningful

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted Income (Loss) per Share - diluted, Capital Expenditures, Net Debt and Free Cash Flow.  Please refer to pages 15 to 18 of this press release for additional information, including reconciliations of such non-GAAP financial measures.

Discussion of Results for the Fourth Quarter and Full Year of 2018

Net Revenue

Net revenue is comprised of:

	Three Months Ended December 31,			Year Ended December 31,
(in $ thousands)	2018	2017	% Change	2018	2017	% Change
Air	$384,748	$385,597	—	$1,706,273	$1,701,097	—
Beyond Air	181,008	163,564	11	747,748	640,038	17
Travel Commerce Platform	565,756	549,161	3	2,454,021	2,341,135	5
Technology Services	22,877	24,406	(6)	97,043	106,144	(9)
Net revenue	$588,633	$573,567	3	$2,551,064	$2,447,279	4

Fourth Quarter 2018

Net revenue increased by $15 million, or 3%, to $589 million primarily due to growth in Travel Commerce Platform revenue of $17 million, or 3%.  Within Travel Commerce Platform revenue, Beyond Air revenue increased by $17 million, or 11%, offset by a marginal decrease in Air revenue of $1 million.  The increase in Beyond Air revenue was driven by an increase in net revenue from the Payment Solutions business of 38% to $75 million, primarily due to an increase in the volume of payments settled with existing customers that was partially offset by a decline in the remainder of the Beyond Air portfolio.  The marginal decrease in Air revenue was mainly due to a decrease in Air Reported Segments that includes the impact of the loss of a large Pacific-based travel agency and other specific travel agency headwinds reported in earlier quarters, offset by improved pricing.  Technology Services revenue decreased $2 million, or 6%, primarily due to lower hosting revenue.

Full Year 2018

Net revenue increased by $104 million, or 4%, to $2,551 million primarily due to growth in Travel Commerce Platform revenue of $113 million, or 5%.  Within Travel Commerce Platform revenue, Beyond Air revenue increased by $108 million, or 17%, and Air revenue increased by $5 million.  The increase in Beyond Air revenue was driven by an increase in net revenue from the Payment Solutions business of 63% to $315 million, primarily due to an increase in the volume of payments settled with existing customers that was partially offset by a decline in the remainder of the Beyond Air portfolio.  The increase in Air revenue was mainly due to improved pricing that was offset by a decrease in Air Reported Segments that includes the impact of the loss of a large Pacific-based travel agency and other specific travel agency headwinds and a $9 million recognition of revenue in 2017 in respect of revenue deferred in previous years.  Technology Services revenue decreased $9 million, or 9%, primarily due to the sale of IGT Solutions Private Ltd. in April 2017.

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended December 31,			Year Ended December 31,
(in $ thousands)	2018	2017	% Change	2018	2017	% Change
Asia Pacific	$137,820	$127,498	8	$564,548	$565,246	—
Europe	191,428	184,651	4	861,510	753,462	14
Latin America and Canada	25,432	25,713	(1)	112,949	109,632	3
Middle East and Africa	79,597	72,854	9	319,190	311,813	2
International	434,277	410,716	6	1,858,197	1,740,153	7
United States	131,479	138,445	(5)	595,824	600,982	(1)
Travel Commerce Platform	$565,756	$549,161	3	$2,454,021	$2,341,135	5

The tables below set forth Travel Commerce Platform Reported Segments and global RevPas by region:

	Segments (in thousands)
	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Asia Pacific	15,880	15,210	4	65,052	69,922	(7)
Europe	18,595	19,724	(6)	84,132	83,202	1
Latin America and Canada	4,142	4,306	(4)	18,373	18,168	1
Middle East and Africa	9,340	8,854	5	37,640	37,125	1
International	47,957	48,094	—	205,197	208,417	(2)
United States	26,383	29,509	(11)	129,974	134,161	(3)
Travel Commerce Platform Reported Segments	74,340	77,603	(4)	335,171	342,578	(2)

	RevPas (in $)
	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
International	$9.06	$8.54	6	$9.06	$8.35	8
United States	$4.98	$4.69	6	$4.58	$4.48	2
Travel Commerce Platform RevPas	$7.61	$7.08	8	$7.32	$6.83	7

Fourth Quarter 2018

Travel Commerce Platform RevPas increased 8% to $7.61, driving a $40 million increase in Travel Commerce Platform revenue.  International RevPas increased 6% to $9.06, and United States RevPas increased 6% to $4.98.  Reported Segments decreased 4% due to the impact of the loss of a large Pacific-based travel agency and other specific travel agency headwinds.

International Travel Commerce Platform revenue increased by $24 million, or 6%, with growth in the Payment Solutions business across most regions contributing to this increase.

Full Year 2018

Travel Commerce Platform RevPas increased 7% to $7.32, driving a $164 million increase in Travel Commerce Platform revenue.  International RevPas increased 8% to $9.06, and United States RevPas increased 2% to $4.58.  Reported Segments decreased 2% due to the impact of the loss of a large Pacific-based travel agency and other specific travel agency headwinds.

International Travel Commerce Platform revenue increased by $118 million, or 7%, with Europe mainly contributing to this increase due to an increase in its RevPas of 13%.  The decrease in Travel Commerce Platform revenue in Asia Pacific of $1 million includes the loss of revenue resulting from the loss of a large Pacific-based travel agency.

Operating Income

Fourth Quarter 2018

Operating income decreased by 1% to $53 million mainly due to the following:

•$14 million increase in cost of revenue primarily due to incremental costs from the Payment Solutions business and an increase in travel distribution cost per segment driven by pricing, offset by a decrease in volume and favorable foreign exchange movements

•$2 million increase in selling, general and administrative expenses (“SG&A”) primarily due to unfavorable foreign exchange movements and increase in other commercial operating costs, offset by lower employee related costs including lower equity-based compensation expense and related taxes and  a decrease in corporate and restructuring costs; offset by

•$15 million increase in net revenue

Full Year 2018

Operating income decreased by $72 million, or 25%, to $217 million mainly due to the following:

•$124 million increase in cost of revenue primarily due to incremental costs from the Payment Solutions business, an increase in travel distribution cost per segment driven by price, mix, impairment of customer loyalty payments and unfavorable foreign exchange movements, offset by a decrease in volume and higher capitalization of technology investments

•$60 million increase in SG&A primarily due to unfavorable movements in the fair value of foreign currency derivative contracts, an increase in other commercial operating costs and corporate and restructuring costs, offset by lower employee related costs including lower equity-based compensation expense and related taxes; offset by

•$104 million increase in net revenue

•$9 million decrease in depreciation and amortization due to a lower level of depreciable property and equipment

Net Income

Fourth Quarter 2018

Net income decreased by $42 million, or 93%, to $3 million mainly due to the following:

•$24 million increase in income tax expense primarily due to the favorable tax impact recognized in 2017 on enactment of U.S. Tax Cuts and Jobs Act (“U.S. Tax Reforms”) resulting from the reduction in the U.S. federal corporate tax rate

•$17 million increase in interest expense, net, due to the unfavorable impact of fair value changes on interest rate derivative instruments

•marginal decrease in operating income

Full Year 2018

Net income decreased by $65 million, or 46%,  to $75 million due to the following:

•$72 million decrease in operating income

•$22 million increase in loss on early extinguishment of debt due to the debt refinancing in March 2018

•$6 million increase in the provision for income tax primarily due to the favorable tax impact recognized in 2017 resulting from U.S. Tax Reforms offset by the benefit realized in 2018 from the release of the U.K. valuation allowance on deferred tax assets and lower tax provision due to the decrease in pre-tax income and a change in geographical profit-mix; offset by

•$26 million increase in income from discontinued operations due to the release of the indemnity provision during the first quarter of 2018

•$9 million decrease in interest expense, net,  primarily due to a  reduced debt balance, lower amortization of debt finance cost and discount offset by the unfavorable impact of fair value changes of interest rate derivative financial instruments and higher interest rates

Net Cash Provided by Operating Activities

Fourth Quarter 2018

Net cash provided by operating activities increased by $36 million, or 82%, to $79 million, primarily due to the positive impact of changes in working capital and other assets and liabilities, and lower interest, income tax and customer loyalty payments.

Full Year 2018

Net cash provided by operating activities increased by $47 million, or 15%, to $364 million, primarily due to the positive impact of changes in working capital and other assets and liabilities, lower restructuring and interest payments, offset by higher customer loyalty and income tax payments.

Adjusted EBITDA

Fourth Quarter 2018

Adjusted EBITDA increased by $2 million, or 1%, to $140 million due to the following:

•$15 million increase in net revenue; offset by

•$13 million increase within cost of revenue (excluding a $1 million increase related to items that are excluded from net income to determine Adjusted EBITDA) primarily due to incremental costs from the Payment Solutions business and an increase in travel distribution cost per segment driven by pricing that is offset by a decrease in volume and favorable foreign exchange movements

Full Year 2018

Adjusted EBITDA was flat at $590 million mainly due to the following:

•$104 million increase in net revenue; offset by

•$96 million increase within cost of revenue (excluding a $28 million increase related to items that are excluded from net income to determine Adjusted EBITDA) primarily due to incremental costs from the Payment Solutions business,  an increase in travel distribution cost per segment driven by pricing,  mix and unfavorable foreign exchange movements offset by a decrease in volume and higher capitalization of technology investments

•$12 million increase in SG&A (excluding $48 million increase related to non-core corporate costs that are excluded from net income to determine Adjusted EBITDA) mainly due to higher other commercial operating costs

Adjusted Net Income

Fourth Quarter 2018

Adjusted Net Income decreased by $4 million, or 10%, to $40 million due to the following:

•$2 million increase in Adjusted EBITDA; offset by

•$6  million decrease due to higher depreciation and amortization of property and equipment and customer loyalty payments and higher remaining provision for income taxes

Full Year 2018

Adjusted Net Income increased by $5 million, or 3%, to $187 million due to lower interest expense, net, (excluding the impact of unrealized gains (losses) on interest rate derivative financial instruments) offset by higher remaining provision for income taxes with Adjusted EBITDA remaining flat.

Free Cash Flow

Fourth Quarter 2018

Free Cash Flow increased by $39 million to a cash inflow of $44 million due to a $36 million increase in net cash provided by operating activities and a $3 million decrease in payments made for additions to property and equipment.

Full Year 2018

Free Cash Flow increased by $20 million, or 10%, to a cash inflow of $220 million due to a $47 million increase in net cash provided by operating activities offset by a $27 million increase in payments made for additions to property and equipment.

Net Debt

Net Debt decreased from $2,108 million as of December 31, 2017 to $2,036 million as of December 31, 2018 and is comprised of $2,252 million in total debt less $216 million in cash, cash equivalents and restricted cash.  The increase in total debt of $22 million reflects (i) $2,154 million principal amount of term loans repaid under the former 2014 senior secured credit agreement and $15 million principal amount of term loans repaid under the new 2018 senior secured credit agreement, (ii) $1,400 million principal amount of borrowings under the 2018 senior secured credit agreement in March 2018, (iii) the issuance of $745 million principal amount of senior secured notes in March 2018 and (iv) a net $36 million increase in capital lease obligations and other indebtedness, and is offset by a $94 million increase in cash, cash equivalents and restricted cash balance as of December 31, 2018 compared to December 31, 2017, contributing to a decrease of $72 million in the Net Debt balance.

Impact of Foreign Exchange Movements

Our results of operations are reported in U.S. dollars.  With approximately 87% of our net revenue denominated in U.S. dollars in the fourth quarter of 2018, changes in foreign exchange rates have a low impact on our net revenue.  Our Payment Solutions business, which represented approximately 13% of our net revenue in the fourth quarter of 2018, is the largest source of non-U.S. dollar net revenue.

Of our costs and expenses in the fourth quarter of 2018, excluding depreciation on property and equipment, amortization of customer loyalty payments, amortization of acquired intangible assets and non-core corporate costs, approximately 58% were denominated in U.S. dollars.

As part of our rolling hedging program, we employ foreign exchange forward contracts to hedge a portion of our net exposure to changes in foreign exchange rates, particularly against the British pound, the Euro and the Australian dollar, which are the main non-U.S. dollar components of our costs and expenses.  The year-on-year impact of foreign exchange rate movements on Adjusted EBITDA for the fourth quarter of 2018 was immaterial, net of the impact from realized foreign exchange rate hedges undertaken during 2017.

Acquisition of Travelport by Siris and Elliott

As announced in December 2018, Travelport has entered into a definitive agreement to be acquired by affiliates of Siris Capital Group, LLC (“Siris”) and Evergreen Coast Capital Corp. (“Evergreen”) in an all-cash transaction (the transaction hereafter referred to as “Merger”).  Evergreen is the private equity affiliate of Elliott Management Corporation (“Elliott”).  Under the terms of the agreement, Siris and Evergreen will acquire all the outstanding common shares of Travelport for $15.75 per common share in cash.  The Board of Directors of Travelport has unanimously approved the agreement and recommended that shareholders vote in favor of the transaction.  The Company is in the process of obtaining shareholders’ approval.  Upon the completion of the transaction, which is subject to shareholders’ approval and other regulatory and closing conditions under the agreement, Travelport will become a privately held company and Travelport common shares will no longer be listed on any public market.

Additional Information and Where to Find It

The proposed acquisition of Travelport by Siris and Evergreen will be submitted to the shareholders of the Company for their consideration.  In connection with the proposed transaction, the Company has filed with the Securities and Exchange Commission (the “SEC”) a proxy statement with respect to a special meeting of the Company’s shareholders to approve the proposed transaction.  The definitive proxy statement was mailed to the Company’s shareholders on or about February 13, 2019.  The Company also plans to file other documents with the SEC regarding the proposed transaction.  INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE    COMPANY, SIRIS, EVERGREEN AND THE PROPOSED TRANSACTION.  Investors and shareholders can obtain free copies of the proxy statement and other documents containing important information about the Company, Siris and Evergreen, through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by the Company are available free of charge on the Company’s website at ir.travelport.com or by contacting the Company’s Investor Relations Department at +44 (0)1753 288 686.

Certain Information Regarding Participants

Travelport and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Travelport in connection with the proposed transaction. Information about the directors and executive officers of Travelport is set forth in its Annual Report on Form 10-K for the year ended December 31, 2018, which will be filed with the SEC on February 22, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication does not constitute a solicitation of proxy, an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Dividend

As communicated in December 2018, pursuant to the pendency of Merger, Travelport’s Board of Directors has suspended declaring any future dividends, and no dividends were declared for the fourth quarter of 2018.

Conference Call

In light of the pending Merger, Travelport will not hold an earnings conference call to discuss its fourth quarter and full year 2018 results.

Contacts

For further information, please contact:

Investors:

Peter Russell

Head of Treasury and Investor Relations

Tel: +44 (0)1753 288 248

peter.russell@travelport.com

Media:

Julian Eccles

Vice President, PR and Corporate Communications

Tel: +44 (0)7720 409 374

julian.eccles@travelport.com

About Travelport (www.travelport.com)

Travelport (NYSE: TVPT) is the technology company that makes the experience of buying and managing travel continually better.  It operates a travel commerce platform providing distribution, technology, payment and other solutions for the global travel and tourism industry.  The Company facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel platform.

Travelport has a leadership position in airline merchandising, hotel content and distribution, car rental, mobile commerce and B2B payment solutions.  The Company also provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions.  With net revenue of over $2.5 billion in 2018, Travelport is headquartered in Langley, U.K., has over 3,700 employees and is represented in approximately 180 countries and territories.

Forward-Looking Statements

This press release contains “forward-looking statements” that are not limited to historical facts, but reflect Travelport’s current beliefs, expectations or intentions regarding future events.  In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “should,” “will”, and “would” or other similar words.  Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. These forward-looking statements include, without limitation, Travelport’s expectations with respect to the costs and other anticipated financial impacts of the proposed Merger transaction; future financial and operating results of Travelport; Travelport’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by shareholders; the satisfaction of the closing conditions to the proposed Merger transaction; and the timing of the completion of the proposed Merger transaction.

All forward-looking statements involve significant risks and uncertainties that could cause future results to differ from those expressed by the forward-looking statements, many of which are generally outside the control of Travelport and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, (i) the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive required shareholder or regulatory approvals, the taking of governmental action to block the proposed transaction, the inability to obtain required financing, or the failure of other closing conditions, and (ii) the possibility that expected financial results will not be realized, or will not be realized within the expected time period, because of, among other things, factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which Travelport operates, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the Eurozone; pricing, regulatory and other trends in the travel industry; Travelport’s ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; Travelport’s ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of Travelport’s information technology and intellectual property; the impact on travel provider capacity and inventory resulting from consolidation of the airline industry; the impact Travelport’s outstanding indebtedness may have on the way Travelport operates its business; Travelport’s ability to achieve expected cost savings from Travelport’s efforts to improve operational and technology efficiency, including through Travelport’s consolidation of multiple technology vendors and locations and the centralization of activities; Travelport’s ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and Travelport’s ability to grow adjacencies, such as payment and mobile solutions; and the impact on business conditions worldwide as a result of political decisions, including the United Kingdom’s decision to leave the European Union.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. The factors listed in the section captioned “Risk Factors” in Travelport’s Annual Report on Form 10-K for the year ended December 31, 2018,  to be filed with the SEC on February 22, 2019, provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in the forward-looking statements. You should be aware that the occurrence of the events described in these risk factors and elsewhere could have an adverse effect on Travelport’s business, results of operations, financial position and cash flows.

Forward-looking statements speak only as of the date the statements are made. Travelport assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If Travelport does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect thereto or with respect to other forward-looking statements. For any forward-looking statements contained in any document, Travelport claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release includes certain non-GAAP financial measures as defined under SEC rules.  As required by SEC rules, important information regarding such measures is contained below.

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
(in $ thousands, except share data)	2018	2017	2018	2017
Net revenue	$588,633	$573,567	$2,551,064	$2,447,279
Costs and expenses
Cost of revenue	375,509	361,438	1,630,377	1,506,010
Selling, general and administrative	110,055	108,413	505,148	444,685
Depreciation and amortization	50,247	50,439	198,645	207,310
Total costs and expenses	535,811	520,290	2,334,170	2,158,005
Operating income	52,822	53,277	216,894	289,274
Interest expense, net	(36,335)	(19,226)	(102,647)	(111,237)
Loss on early extinguishment of debt	(36)	(684)	(27,735)	(5,366)
Gain on sale of a subsidiary	—	—	—	1,217
Other expense	(265)	(847)	(995)	(3,385)
Income from continuing operations before income taxes	16,186	32,520	85,517	170,503
(Provision for) benefit from income taxes	(13,119)	10,843	(38,091)	(32,230)
Net income from continuing operations	3,067	43,363	47,426	138,273
Income from discontinued operations, net of tax	—	2,007	27,747	2,007
Net income	3,067	45,370	75,173	140,280
Net (income) loss attributable to non-controlling interest in subsidiaries	(520)	1,210	(2,545)	2,183
Net income attributable to the Company	$2,547	$46,580	$72,628	$142,463
Income per share – Basic:
Income per share - continuing operations	$0.02	$0.36	$0.36	$1.13
Income per share - discontinued operations	—	0.02	0.22	0.02
Basic income per share	$0.02	$0.38	$0.58	$1.15
Weighted average common shares outstanding – Basic	126,421,913	125,202,376	126,037,947	124,530,102
Income per share – Diluted:
Income per share - continuing operations	$0.02	$0.35	$0.35	$1.11
Income per share - discontinued operations	—	0.02	0.22	0.02
Diluted income per share	$0.02	$0.37	$0.57	$1.13
Weighted average common shares outstanding – Diluted	128,104,575	126,109,980	127,923,586	126,008,533
Cash dividends declared per common share	$0.075	$0.075	$0.300	$0.300

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in $ thousands, except share data)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$213,001	$122,039
Accounts receivable (net of allowances for doubtful accounts of $8,415 and $10,245 as of December 31, 2018 and 2017, respectively)	209,834	206,524
Other current assets	113,605	109,724
Total current assets	536,440	438,287
Property and equipment, net	495,699	431,741
Goodwill	1,083,766	1,089,590
Trademarks and tradenames	313,097	313,097
Other intangible assets, net	423,512	496,180
Deferred income taxes	21,229	12,796
Other non-current assets	55,314	76,808
Total assets	$2,929,057	$2,858,499
Liabilities and equity
Current liabilities:
Accounts payable	$65,936	$73,278
Accrued expenses and other current liabilities	506,266	509,068
Current portion of long-term debt	57,497	64,291
Total current liabilities	629,699	646,637
Long-term debt	2,194,537	2,165,722
Deferred income taxes	37,254	34,899
Other non-current liabilities	219,925	203,562
Total liabilities	3,081,415	3,050,820
Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of December 31, 2018 and 2017)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 128,229,030 shares and 126,967,010 shares issued; 126,436,176 shares and 125,346,613 shares outstanding as of December 31, 2018 and 2017, respectively)	320	317
Additional paid in capital	2,680,615	2,700,133
Treasury shares, at cost (1,792,854 shares and 1,620,397 shares as of December 31, 2018 and 2017, respectively)	(27,623)	(24,755)
Accumulated deficit	(2,648,761)	(2,722,375)
Accumulated other comprehensive loss	(174,953)	(155,621)
Total shareholders’ equity (deficit)	(170,402)	(202,301)
Equity attributable to non-controlling interest in subsidiaries	18,044	9,980
Total equity (deficit)	(152,358)	(192,321)
Total liabilities and equity	$2,929,057	$2,858,499

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31,	December 31,
(in $ thousands)	2018	2017
Operating activities
Net income	$75,173	$140,280
Income from discontinued operations, net of tax	(27,747)	(2,007)
Net income from continuing operations	47,426	138,273
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	198,645	207,310
Amortization of customer loyalty payments	82,487	74,651
Impairment of long-lived assets	17,505	1,763
Amortization of debt finance costs and debt discount	4,728	10,012
Gain on sale of a subsidiary	—	(1,217)
Loss on early extinguishment of debt	27,735	5,366
Unrealized loss (gain) on foreign exchange derivative instruments	25,814	(32,365)
Unrealized gain on interest rate derivative instruments	(1,343)	(5,764)
Equity-based compensation	16,980	32,972
Deferred income taxes	(7,121)	(27,352)
Customer loyalty payments	(89,167)	(76,008)
Pension liability contribution	(3,643)	(2,156)
Changes in assets and liabilities:
Accounts receivable, net	(3,398)	7,237
Other current assets	(7,486)	(12,911)
Accounts payable, accrued expenses and other current liabilities	30,350	14,445
Other	24,852	(16,594)
Net cash provided by operating activities	$364,364	317,662

Investing activities
Property and equipment additions	$(144,633)	(117,514)
Sale of subsidiary, net of cash disposed	—	(3,433)
Net cash used in investing activities	$(144,633)	(120,947)

Financing activities
Proceeds from term loans	$1,400,000	$114,000
Proceeds from issuance of senior secured notes	` 745,000	—
Repayment of term loans	(2,168,750)	(237,750)
Repayment of capital lease obligations and other indebtedness	(43,760)	(43,311)
Debt finance costs and lender fees	(21,551)	(686)
Dividend to shareholders	(38,093)	(38,789)
Purchase of non-controlling interest in a subsidiary	—	(1,063)
Proceeds from share issuance under employee share purchase plan and stock options	8,895	3,077
Treasury share purchase related to vesting of equity awards	(3,412)	(11,228)
Other	(2,240)	—
Net cash used in financing activities	$(123,911)	$(215,750)
Effects of changes in exchange rates on cash, cash equivalents and restricted cash	(1,479)	1,136
Net increase (decrease) in cash, cash equivalents and restricted cash	94,341	(17,899)
Cash, cash equivalents and restricted cash at beginning of year	122,039	139,938
Cash, cash equivalents and restricted cash at end of year	$216,380	$122,039
Supplemental disclosures of cash flow information
Interest payments, net of capitalized interest	$91,812	$110,466
Income tax payments, net of refunds	47,732	42,886
Non-cash capital lease asset additions	77,377	38,355
Non-cash purchase of property and equipment	4,220	4,785

TRAVELPORT WORLDWIDE LIMITED

SEGMENT INFORMATION (1)

The table below sets forth net revenue of the Company by segment:

	Three Months Ended December 31,			Year ended December 31,
(in $ thousands)	2018	2017	% Change	2018	2017	% Change
Travel Solutions	$513,583	$519,230	(1)	$2,235,789	$2,253,513	(1)
Payment Solutions	75,050	54,337	38	315,275	193,766	63
Net revenue	$588,633	$573,567	3	$2,551,064	$2,447,279	4

The table below sets forth Segment Adjusted EBITDA of the Company by segment:

	Three Months Ended December 31,			Year ended December 31,
(in $ thousands)	2018	2017	% Change	2018	2017	% Change
Travel Solutions	$130,492	$133,857	(3)	$552,637	$569,186	(3)
Payment Solutions	9,212	4,160	121	37,480	20,827	80
Segment Adjusted EBITDA	$139,704	$138,017	1	$590,117	$590,013	—

(1)    Our operations are organized into two operating segments: (i) Travel Solutions and (ii) Payment Solutions.  Travel Solutions comprises our Air, Beyond Air (excluding our B2B travel payment solutions) and Technology Services.  Payment Solutions comprises our B2B travel payment solutions through eNett.  In prior periods, we have reported our Payment Solutions business together with Travel Solutions as one reportable segment as Payment Solutions was not considered to be material to be disclosed separately as a reportable segment.

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of Net Income to Adjusted Net Income,	Three Months Ended		Year Ended
Adjusted Operating Income and Adjusted EBITDA	December 31,		December 31,
(in $ thousands)	2018	2017	2018	2017
Net income	$3,067	$45,370	$75,173	$140,280
Adjustments:
Amortization of acquired intangible assets	10,165	10,166	40,662	40,854
Gain on sale of a subsidiary	—	—	—	(1,217)
Loss on early extinguishment of debt	36	684	27,735	5,366
Equity-based compensation and related taxes	5,084	10,384	16,921	34,739
Corporate and restructuring costs	7,011	10,101	31,715	24,998
Impairment of long-lived assets	2,593	1,078	17,505	1,763
Income from discontinued operations	—	(2,007)	(27,747)	(2,007)
Other – non-cash (1)	14,365	(7,903)	24,903	(42,401)
Tax adjustments	(2,602)	(23,733)	(20,242)	(21,201)
Adjusted Net Income	39,719	44,140	186,625	181,174
Adjustments:
Interest expense, net (2)	26,027	26,111	103,990	117,001
Other expense	265	—	995	—
Remaining provision for income taxes	15,721	12,890	58,333	53,431
Adjusted Operating Income	81,732	83,141	349,943	351,606
Adjustments:
Depreciation and amortization of property and equipment	40,038	37,573	157,687	163,756
Amortization of customer loyalty payments	17,934	17,303	82,487	74,651
Adjusted EBITDA	$139,704	$138,017	$590,117	$590,013

(1)    Other—non-cash includes (i) unrealized losses (gains) on foreign currency derivatives contracts of $4 million and $(4) million for the three months ended December 31, 2018 and 2017, respectively, and $26 million and $(31) million for the years ended December 31, 2018 and 2017, respectively, (ii) unrealized losses (gains) on interest rate derivative contracts of $10 million and $(7) million for the three months ended December 31, 2018 and 2017, respectively, and $(1) million and $(6) million for the years ended December 31, 2018 and 2017, respectively, (iii) $8 million related to revenue deferred in previous years for the year ended December 31, 2017 and (iv) other expenses/losses of $3 million for the three months ended December 31, 2017 and  $1 million and  $2 million for the years ended December 31, 2018 and 2017, respectively.

(2)    Interest expense, net, excludes the impact of unrealized losses (gains) on interest rate derivative contracts of $10 million and $(7) million for the three months ended December 31, 2018 and 2017, respectively, and $(1) million and $(6) million for the year ended December 31, 2018 and 2017, respectively, which is included within “Other—non-cash.”.

Reconciliation of net cash provided by operating activities to	Three Months Ended		Year Ended
Free Cash Flow:	December 31,		December 31,
(in $ thousands)	2018	2017	2018	2017
Net cash provided by operating activities	$78,929	$43,320	$364,364	$317,662
Less: capital expenditures on property and equipment additions	(35,397)	(38,322)	(144,633)	(117,514)
Free Cash Flow	$43,532	$4,998	$219,731	$200,148

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES AND OPERATING STATISTICS

(unaudited)

Reconciliation of Net Debt	December 31,	December 31,
(in $ thousands)	2018	2017
Current portion of long-term debt	$57,497	$64,291
Non-current portion of long-term debt	2,194,537	2,165,722
Total debt	2,252,034	2,230,013
Less: Cash, cash equivalents and restricted cash	(216,380)	(122,039)
Net Debt	$2,035,654	$2,107,974

Reconciliation of Income per Share – Diluted to Adjusted	Three Months Ended		Year Ended
Income per Share – Diluted	December 31,		December 31,
(in $)	2018	2017	2018	2017
Income per share – diluted	$0.02	$0.37	$0.57	$1.13
Per share adjustments to net income to determine Adjusted Income per Share – diluted	0.29	(0.02)	0.89	0.31
Adjusted Income per Share – diluted	$0.31	$0.35	$1.46	$1.44

	Three Months Ended		Year Ended
Reconciliation of Capital Expenditures	December 31,		December 31,
(in $ thousands)	2018	2017	2018	2017
Property and equipment additions	$35,397	$38,322	$144,633	$117,514
Repayment of capital lease obligations and other indebtedness	13,128	13,500	43,760	43,311
Capital Expenditures	$48,525	$51,822	$188,393	$160,825

Other Metrics

	Three Months Ended December 31,			Year Ended December 31,
(in thousands, except where specified)	2018	2017	% Change	2018	2017	% Change
Transaction value processed on the Travel Commerce Platform	$19,796,932	$19,610,540	1	$88,716,901	$82,677,624	7
Percent of Air segment revenue from away bookings	68%	67%	1.0 ppts	68%	67%	1.7 ppts
Hotel room nights sold	15,444	16,800	(8)	66,760	68,159	(2)
Car rental days sold	24,532	24,785	(1)	107,095	105,589	1
Hospitality segments per 100 airline tickets issued	46	48	(4)	45	46	(2)

TRAVELPORT WORLDWIDE LIMITED

DEFINITIONS

(unaudited)

Definitions

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest expense, net (excluding unrealized gains (losses) on interest rate derivative instruments), components of net periodic pension and post-retirement benefit costs other than service cost and related income taxes.

Adjusted Income (Loss) per Share – Diluted is defined as Adjusted Net Income (Loss) for the period divided by the weighted average number of dilutive common shares.

Adjusted Net Income (Loss) is defined as net income (loss) excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, and items that are excluded under our debt covenants, such as, income (loss) from discontinued operations, gain (loss) on sale of subsidiary, non-cash equity-based compensation, certain corporate and restructuring costs, non-cash impairment of long-lived assets, certain litigation and related costs, and other non-cash items such as unrealized foreign currency gains (losses) on earnings hedges, and unrealized gains (losses) on interest rate derivative instruments, along with any income tax related to these exclusions.  Tax impacts not related to core operations have also been excluded.

Adjusted Operating Income (Loss) is defined as Adjusted EBITDA less depreciation and amortization of property and equipment and amortization of customer loyalty payments.

Capital Expenditures is defined as cash paid for property and equipment plus repayments in relation to capital leases and other indebtedness.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year.  Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company.  Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives.  Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Free Cash Flow is defined as net cash provided by (used in) operating activities, less cash used for additions to property and equipment.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash, cash equivalents and restricted cash.

Reported Segments means travel provider revenue generating units (net of cancellations) sold by the Company’s travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas (“RevPas”) represents Travel Commerce Platform revenue per segment and is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP FINANCIAL MEASURES

(unaudited)

Non-GAAP Financial Measures

We utilize non–GAAP (or adjusted) financial measures, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted Income (Loss) per Share – diluted, to provide useful supplemental information to assist investors in understanding and assessing our performance and financial results on the same basis that management uses internally.  These adjusted financial measures provide investors greater transparency with respect to the key metrics used by management to evaluate our core operations, forecast future results, determine future capital investment allocations and understand business trends within the industry.  Adjusted Operating Income (Loss) and Adjusted Income (Loss) per Share – diluted metrics are also used by our Board of Directors to determine incentive compensation for future periods.  Management believes the adjusted financial measures assist investors in the comparison of financial results between periods as such measures exclude certain items that management believes are not reflective of our core operating performance consistent with how management reviews the business. These non–GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.

Adjusted Net Income (Loss), Adjusted Income (Loss) per Share – diluted, Adjusted Operating Income and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered as, alternatives to net income (loss), or net income (loss) per share – diluted, as determined under U.S. GAAP.  In addition, these measures may not be comparable to similarly named measures used by other companies.

We believe Adjusted Income (Loss) per Share – diluted is a useful measure for our investors as it represents, on a per share basis, our consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, as well as other items which are not allocated to the operating businesses such as interest expense (excluding unrealized gains (losses) on interest rate derivative instruments), certain components of net periodic pension and post-retirement benefit costs and related income taxes but excluding the effects of certain expenses not directly tied to the core operations of our businesses.  Adjusted Income (Loss) per Share – diluted has similar limitations as Adjusted Net Income (Loss), Adjusted Operating Income (Loss) and Adjusted EBITDA and may not be comparable to similarly named measures used by other companies.  In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period.  Therefore, we believe it is important to evaluate these measures along with our consolidated condensed statements of operations.

We believe our important measure of liquidity is Free Cash Flow.  This measure is a  useful indicator of our ability to generate cash to meet our liquidity demands.  We use Free Cash Flow to conduct and evaluate our operating liquidity.  We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and it provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform.  We believe Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.  Free Cash Flow is a non–GAAP measure and may not be comparable to similarly named measures used by other companies.  This measure has limitation in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent residual cash flow for discretionary expenditures.  This measure should not be considered as a measure of liquidity or cash flows from operations as determined under U.S. GAAP.

We use Capital Expenditures to determine our total cash spent on acquisition of property and equipment and cash repayment of capital lease obligation and other indebtedness.  We believe this measure provides management and investors an understanding of total capital invested in the development of our platform.  Capital Expenditures is a non–GAAP measure and may not be comparable to similarly named measures used by other entities.  This measure has limitation in that it aggregates cash flows from investing and financing activities as determined under U.S. GAAP.

Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage.  Further, we believe, certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business.  Net Debt is a non–GAAP measure and is not a measurement of our indebtedness under U.S. GAAP and should not be considered in isolation or as an alternative to assess our total debt or any other measures derived in accordance with U.S. GAAP.